Filed pursuant to Rule 424(b)(5)

Registration No. 333-295759

The information in this preliminary pricing supplement is not complete and may be changed without notice. This preliminary pricing supplement is not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offering is not permitted.
PRELIMINARY PRICING SUPPLEMENT (to Prospectus Supplement dated May 11, 2026 and Prospectus dated May 11, 2026)	SUBJECT TO COMPLETION, DATED July 9, 2026
$
Jefferies
Jefferies Financial Group Inc.
Senior Callable Fixed to Floating Rate Range Accrual Notes Linked to the 10-Year CMT Rate due July 28, 2036

We have the right to redeem the Notes, in whole or in part, on each Optional Redemption Date. Subject to our redemption right, interest will accrue and be payable monthly, in arrears, (i) from, and including, the Original Issue Date to, but excluding, July 28, 2027 at a rate of 10.00% per annum and (ii) from, and including, July 28, 2027 to, but excluding, the stated maturity date (July 28, 2036), at a variable rate per annum equal to (a) the Contingent Rate of 10.00% per annum times (b) the quotient of N divided by D, where N = the number of calendar days during the applicable Interest Payment Period on which the Accrual Provision (defined below) is satisfied and D = the total number of calendar days in such Interest Payment Period. All payments on the Notes, including the repayment of principal, are subject to the credit risk of Jefferies Financial Group Inc.
SUMMARY OF TERMS
Issuer:	Jefferies Financial Group Inc.
Title of the Notes:	Senior Callable Fixed to Floating Rate Range Accrual Notes Linked to the 10-Year CMT Rate due July 28, 2036
Aggregate Principal Amount:	$ . We may increase the Aggregate Principal Amount prior to the Original Issue Date but are not required to do so.
Issue Price:
At variable prices. The Notes will be offered at a price equal to 100% of the Stated Principal Amount per Note until the initial pricing date, which is        , 2026. Thereafter, the Notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices, subject to a maximum price of 100% of the Stated Principal Amount per Note.

Stated Principal Amount:	$1,000 per Note
Pricing Date:	July , 2026
Original Issue Date:	July 28, 2026 ( Business Days after the Pricing Date)
Maturity Date:	July 28, 2036, subject to our redemption right.
Interest Accrual Date:	July 28, 2026
Payment at Maturity:	The Payment at Maturity per Note will be the Stated Principal Amount plus accrued and unpaid interest, if any.
10-Year CMT Rate:
With respect to any Accrual Determination Date, the yield for United States Treasury securities at “constant maturity” with a designated maturity of 10 years, determined as set forth under “The Notes” below.

Interest Rate:	From and including the Original Issue Date to, but excluding, July 28, 2027: 10.00% per annum.

From, and including, July 28, 2027 to, but excluding, July 28, 2036 (the “Floating Interest Rate Period”): For each Interest Payment Period, a variable rate per annum equal to (i) the Contingent Rate times (ii) the quotient of N divided by D, where N = the number of calendar days during the applicable Interest Payment Period on which the Accrual Provision is satisfied and D = the total number of calendar days in such Interest Payment Period. The Interest Rate applicable to each Interest Payment Period during the Floating Interest Rate Period will not be greater than 10.00% per annum or less than 0.00% per annum. It is possible that you could receive little or no interest on the Notes during the Floating Interest Rate Period.

Accrual Provision:
For each Interest Payment Period during the Floating Interest Rate Period, the Accrual Provision shall be deemed to have been satisfied for each calendar day during such Interest Payment Period on which the 10-Year CMT Rate, as determined on the Accrual Determination Date relating to such calendar day, is less than or equal to 5.00%. If the 10-Year CMT Rate, as determined on the Accrual Determination Date relating to such calendar day, is greater than 5.00%, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day.

Accrual Determination Date:
With respect to any calendar day during an Interest Payment Period during the Floating Interest Rate Period that is also a U.S. Government Securities Business day, such calendar day. With respect to any calendar day during an Interest Payment Period during the Floating Interest Rate Period that is not also a U.S. Government Securities Business Day, the immediately prior U.S. Government Securities Business Day. Notwithstanding the foregoing, for all calendar days in the Exclusion Period, the Accrual Determination Date will be the first U.S. Government Securities Business Day that precedes such Exclusion Period. The Accrual Provision will be deemed to have not been satisfied for the calendar days during the Exclusion Period if the 10-Year CMT Rate is greater than 5.00% on the first U.S. Government Securities Business Day that precedes such Exclusion Period.

Exclusion Period:
For each Interest Payment Period during the Floating Interest Rate Period, the period commencing on the fourth business day prior to but excluding the Interest Payment Date for such Interest Payment Period.

Contingent Rate:	10.00% per annum
Interest Payment Period:	Monthly (from and including the 28th calendar day of each month to, but excluding, the 28th calendar day of the immediately following month, beginning July 28, 2026)
Interest Payment Dates:	The 28th calendar day of each month, beginning August 28, 2026.
Day-Count Convention:	30/360 (ISDA). Please see “The Notes” below.
Redemption:
We will have the right to redeem the Notes, in whole or in part on each Optional Redemption Date and pay to you 100% of the Stated Principal Amount per Note plus accrued and unpaid interest to, but excluding, such Optional Redemption Date. If we elect to redeem the Notes, we will give you notice at least 5 Business Days before the date of such redemption.

Optional Redemption Dates:	The 28th calendar day of each January, April, July, and October, beginning July 28, 2027 and ending April 28, 2036.
Specified Currency:	U.S. dollars
CUSIP/ISIN:	47233WND7 / US47233WND73
Book-entry or Certificated Note:	Book-entry
Business Day:
New York. If any Interest Payment Date, any Optional Redemption Date or the Maturity Date occurs on a day that is not a Business Day, any payment owed on such date will be postponed as described in “The Notes” below.

Agent:	Jefferies LLC, a wholly-owned subsidiary of Jefferies Financial Group Inc. See “Supplemental Plan of Distribution.”
Calculation Agent:	Jefferies Financial Services, Inc., a wholly owned subsidiary of Jefferies Financial Group Inc.
Trustee:	The Bank of New York Mellon
Estimated Value on the Pricing Date:	Approximately $936.11 per Note, or within $60.00 of that estimate. Please see “The Notes” below.
Use of Proceeds:	General corporate purposes
Listing:	None
Conflict of Interest:
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., is a member of FINRA and will participate in the distribution of the notes being offered hereby. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interest and will be conducted in accordance with the requirements of Rule 5121. See “Conflict of Interest.”

The Notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness.
Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-6 of this pricing supplement.

	PER NOTE	TOTAL
Public Offering Price(1)	At variable prices	At variable prices
Underwriting Discounts and Commissions(1)%		$
Proceeds to Jefferies Financial Group Inc. (Before Expenses)%		$
(1) The Agent may purchase the Notes for sale to certain fee-based advisory accounts and may forgo some or all of their underwriting discounts and commissions. The price for investors purchasing the Notes in these accounts will be reduced by an amount that will be up to such forgone underwriting discounts and commissions.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus or either prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry form only through The Depository Trust Company on or about July 28, 2026 against payment in immediately available funds.
Jefferies
Pricing supplement dated      , 2026.
You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement dated May 11, 2026 and Prospectus dated May 11, 2026

PAGE
PRICING SUPPLEMENT

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplements. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this pricing supplement or the accompanying prospectus is accurate as of any date later than the date on the front of this pricing supplement.

PS-i

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This pricing supplement and the accompanying prospectus and prospectus supplement contain or incorporate by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not statements of historical fact and represent only our belief as of the date such statements are made. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, controls and procedures relating to the close of the quarter, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in our Annual Report on Form 10-K for the fiscal year ended November 30, 2025 filed with the U.S. Securities and Exchange Commission, or the SEC, on January 28, 2026 (the “Annual Report on Form 10-K”) and in our Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2026 and May 31, 2026 filed with the SEC on April 7, 2026 and July 9, 2026, respectively. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.

PS-ii

THE NOTES
The Notes offered are our debt securities. We describe the basic features of these Notes in the sections of the accompanying prospectus called “Description of Securities We May Offer—Debt Securities” and the prospectus supplement called “Description of Notes,” subject to and as modified by any provisions described below and in the “Summary of Terms” on the cover page of this pricing supplement. All payments on the Notes are subject to our credit risk.
If any Interest Payment Date, any Optional Redemption Date or the Maturity Date occurs on a day that is not a Business Day, then the payment owed on such date will be postponed until the next succeeding Business Day. No additional interest will accrue on the Notes as a result of such postponement, and no adjustment will be made to the length of the relevant Interest Payment Period.
“30/360 (ISDA)” means the number of days in the Interest Payment Period in respect of which payment is being made divided by 360, calculated on a formula basis as follows, as described in Section 4.16(f) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements:
[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 –D1)
360
where:
“Y1” is the year, expressed as a number, in which the first day of the Interest Payment Period falls;
“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Interest Payment Period falls;
“M1” is the calendar month, expressed as a number, in which the first day of the Interest Payment Period falls;
“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Interest Payment Period falls;
“D1” is the first calendar day, expressed as a number, of the Interest Payment Period, unless such number would be 31, in which case D1 will be 30; and
“D2” is the calendar day, expressed as a number, immediately following the last day included in the Interest Payment Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.
“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
The 10-Year CMT Rate
With respect to any Accrual Determination Date, the “10-Year CMT Rate” will equal the yield for United States Treasury securities at “constant maturity” with a designated maturity of 10 years, as set forth in H.15(519) under the caption “Treasury constant maturities,” as such yield is displayed on the Refinitiv page “FRBCMT” (or any successor page) on such Accrual Determination Date, as determined by the Calculation Agent, provided that, if no such rate appears on Refinitiv page “FRBCMT” (or any successor page) on that day at approximately 5:00 p.m., New York City time, then the Calculation Agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for United States Treasury securities at “constant maturity”, will determine the 10-Year CMT Rate for that day in its sole discretion. The “Designated Maturity” is 10 years.
Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion on or prior to the relevant Accrual Determination Date that the relevant rate for United States Treasury securities at “constant maturity” has been discontinued or that rate has ceased to be published permanently or indefinitely, then the Calculation Agent will use as the 10-Year CMT Rate for that Accrual Determination Date a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate. If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent may determine in its sole discretion, after consulting an investment bank of national standing in the

United States (which may be an affiliate of ours) or any other source it deems reasonable, the business day convention, the provisions relating to accrual of interest, the definitions of business day, the day-count convention and Accrual Determination Dates and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the relevant rate for United States Treasury securities at “constant maturity”, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.
“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System, available through the Web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/H15/ or any successor site or publication.
The Stated Principal Amount of each Note is $1,000. The Issue Price will equal 100% of the Stated Principal Amount per Note until the initial pricing date and, thereafter, will be variable, subject to a maximum price of 100% of the Stated Principal Amount per Note. This price includes costs associated with issuing, selling, structuring and hedging the Notes, which are borne by you, and, consequently, the estimated value of the Notes on the Pricing Date will be less than the Issue Price. We estimate that the value of each Note on the Pricing Date will be approximately $936.11 per Note, or within $60.00 of that estimate. Our estimate of the value of the Notes as determined on the Pricing Date will be set forth in the final pricing supplement.
Valuation of the Notes
Jefferies LLC calculated the estimated value of the Notes set forth on the cover page of this pricing supplement based on its proprietary pricing models at that time. Jefferies LLC’s proprietary pricing models generated an estimated value for the Notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Notes (the “derivative component”). In calculating the estimated value of the derivative component, Jefferies LLC estimated future cash flows based on a proprietary derivative-pricing model that is in turn based on various inputs, including the factors described under “Risk Factors-The estimated value of the Notes was determined for us by our affiliate using proprietary pricing models” below. These inputs may be market-observable or may be based on assumptions made by Jefferies LLC in its discretionary judgment. Estimated cash flows on the bond and derivative components were discounted using a discount rate based on our internal funding rate.
The estimated value of the Notes is a function of the terms of the Notes and the inputs to Jefferies LLC’s proprietary pricing models. The range for the estimated value of the Notes set forth on the cover page of this preliminary pricing supplement reflects uncertainty on the date of this preliminary pricing supplement about the inputs to Jefferies LLC’s proprietary pricing models on the Pricing Date.
Since the estimated value of the Notes is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative pricing model, modification to this model will impact the estimated value calculation. Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons. In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model. Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula. For example, to the extent a return formula contains leverage, model changes may cause a larger impact on the estimated value of that note than on a similar note without such leverage.
For an initial period following the issuance of the Notes (the “Temporary Adjustment Period”), the value that will be indicated for the Notes on any brokerage account statements prepared by Jefferies LLC or its affiliates (which value Jefferies LLC may also publish through one or more financial information vendors) will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents amounts which may include, but are not limited to, profits, fees, underwriting discounts and commissions and hedging and other costs expected to be paid or realized by Jefferies LLC or its affiliates, or other unaffiliated brokers or dealers, over the term of the Notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the Temporary Adjustment Period.
The relationship between the estimated value on the Pricing Date and the secondary market price of the Notes

The price at which Jefferies LLC purchases the Notes in the secondary market, absent changes in market conditions, including those related to interest rates and the 10-Year CMT Rate, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that Jefferies LLC would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

Jefferies LLC may, but is not obligated to, make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time.

HOW THE NOTES WORK
How to calculate the interest payments during the Floating Interest Rate Period.
The table below presents examples of hypothetical interest that would accrue on the Notes during the Floating Interest Rate Period. The examples below are for purposes of illustration only.
The actual interest payment amounts during each Interest Payment Period during the Floating Interest Rate Period will depend on the actual level of the 10-Year CMT Rate on each calendar day during the Interest Payment Period. The applicable Interest Rate for each monthly Interest Payment Period during the Floating Interest Rate Period will be determined on a per annum basis but will apply only to that Interest Payment Period. The table assumes that the Interest Payment Period contains 30 calendar days. The examples below are for purposes of illustration only and would provide different results if different assumptions were made.
Number Of Calendar Days On Which the Accrual Provision Is Satisfied*	Annualized Interest Rate	Interest Payment Per $1,000 In Principal Amount Of The Notes During An Interest Payment Period**
0	0.0000%	$0.0000
6	2.0000%	$1.6667
12	4.0000%	$3.3333
18	6.0000%	$5.0000
24	8.0000%	$6.6667
30	10.0000%	$8.3333
* Subject to the Exclusion Period.
** Calculated based on the interest day count basis of 30/360.

HISTORICAL 10-YEAR CMT Rate

The level of the 10-Year CMT Rate has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the 10-Year CMT Rate during any period shown below is not an indication that the 10-Year CMT Rate is more or less likely to increase or decrease at any time during the life of your Notes.
You should not take the historical level of the 10-Year CMT Rate as an indication of the future level of the 10-Year CMT Rate. We cannot give you any assurance that the future level of the 10-Year CMT Rate will result in your receiving a return on your Notes that is greater than the return you would have realized if you invested in a debt security of comparable maturity that bears interest at a prevailing market rate
In light of current market conditions, the trend reflected in the historical level of the 10-Year CMT Rate may be less likely to be indicative of the level of the 10-Year CMT Rate during the term of the Notes.
Neither we nor any of our affiliates make any representation to you as to the performance of the 10-Year CMT Rate during the term of the Notes. The actual level of the 10-Year CMT Rate during the term of the Notes may bear little relation to the historical levels of the 10-Year CMT Rate shown below.
The graph below shows the historical 10-Year CMT Rate from January 1, 2021 through July 8, 2026. We obtained the information in the graph below from Bloomberg, without independent verification. The rates displayed in the graph below are for illustrative purposes only.

Historical Performance of the 10-Year CMT Rate
6.0000%
5.0000%
4.0000%
3.0000%
2.0000%
1.0000%
0.0000%
Rate Level (%)
Jan-21
Mar-21
May-21
Jul-21
Sep-21
Nov-21
Jan-22
Mar-22
May-22
Jul-22
Sep-22
Nov-22
Jan-23
Mar-23
May-23
Jul-23
Sep-23
Nov-23
Jan-24
Mar-24
May-24
Jul-24
Sep-24
Nov-24
Jan-25
Mar-25
May-25
Jul-25
Sep-25
Nov-25
Jan-26
Mar-26
May-26
Jul-26

RISK FACTORS
In addition to the other information contained and incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplement including the section entitled “Risk Factors” in our Annual Report on Form 10-K, you should consider carefully the following factors before deciding to purchase the Notes.
Structure-related Risks
We may redeem the Notes, in which case you will receive no further interest payments.
We retain the option to redeem the Notes, in whole or in part, on each Optional Redemption Date on at least 5 Business Days’ prior notice. It is more likely that we will redeem the Notes in whole prior to their stated maturity date to the extent that the interest payable on the Notes is greater than the interest that would be payable on our other instruments of a comparable maturity, terms and credit rating trading in the market. If the Notes are redeemed, in whole or in part, prior to their stated maturity date, you will receive no further interest payments from the Notes redeemed and may have to re-invest the proceeds in a lower rate environment.
The amount of interest payable on the Notes during the Floating Interest Rate Period is uncertain and could be zero.
The amount of interest payable on the Notes in any Interest Payment Period during the Floating Interest Rate Period will be dependent on the number of calendar days during the applicable Interest Payment Period on which the Accrual Provision is satisfied. The Accrual Provision shall be deemed to have been satisfied for each calendar day during such Interest Payment Period on which the 10-Year CMT Rate, as determined on the Accrual Determination Date relating to such calendar day, is less than or equal to 5.00%. If the 10-Year CMT Rate, as determined on the Accrual Determination Date relating to such calendar day, is greater than 5.00%, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day. The Accrual Provision may not be satisfied for some or all of the calendar days in an Interest Payment Period during the Floating Interest Rate Period. The Interest Rate for any Interest Payment Period during the Floating Interest Rate Period may be low and could be as low as 0.00%. As a result, the effective yield on the Notes may be less than what would be payable on conventional, fixed-rate redeemable notes of the issuer of comparable maturity. The interest payments on the Notes and return of only the principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.
The amount of interest payable on the Notes in any month  during the Floating Interest Rate Period is capped.
Due to the formula used to calculate the Interest Rate, the Interest Rate on the Notes for each monthly Interest Payment Period during the Floating Interest Rate Period is effectively capped for that month at the Contingent Rate of 10.00% per annum. In no event will the Interest Rate applicable to any Interest Payment Period during the Floating Interest Rate Period be greater than 10.00% per annum, regardless of the performance of the 10-Year CMT Rate. Therefore, the maximum monthly interest payment you can receive during an Interest Payment Period during the Floating Interest Rate Period will be approximately $8.3333 for each $1,000 stated principal amount of Notes. You will receive less than 10.00% per annum interest for any given full year during the Floating Interest Rate Period even when the Interest Rate applicable to one monthly Interest Payment Period during the Floating Interest Rate Period is 10.00% per annum if the Interest Rate with respect to any other month is below 10.00%.
The method of determining whether the Accrual Provision has been satisfied may not directly correlate to the actual level of the 10-Year CMT Rate.
The determination of the Interest Rate per annum payable for any Interest Payment Period during the Floating Interest Rate Period will be based on the actual number of calendar days in that Interest Payment Period on which the Accrual Provision is satisfied, as determined on each Accrual Determination Date. However, we will use the same level of the 10-Year CMT Rate to determine whether the Accrual Provision is satisfied for the period commencing on the fourth Business Day prior to but excluding each applicable Interest Payment Date, which period we refer to as the Exclusion Period. The level of the 10-Year CMT Rate used will be the level of the 10-Year CMT Rate on the first U.S. Government Securities Business Day immediately preceding the Exclusion Period, regardless of what the actual levels of the 10-Year CMT Rate are for the calendar days in that period or whether the Accrual Provision could have otherwise been satisfied if actually tested in the Exclusion Period. As a result, the determination as to whether the Accrual Provision has been satisfied for any Interest Period may not directly correlate to the actual level of the 10-Year CMT Rate, which will in turn affect the Interest Rate calculation.

Valuation- and Market-related Risks
The estimated value of the Notes on the Pricing Date, based on Jefferies LLC proprietary pricing models at that time and our internal funding rate, will be less than the Issue Price.
The difference is attributable to certain costs associated with selling, structuring and hedging the Notes that are included in the Issue Price. These costs include (i) the selling concessions paid in connection with the offering of the Notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the Notes and (iii) the expected profit (which may be more or less than actual profit) to Jefferies LLC or other of our affiliates in connection with hedging our obligations under the Notes. These costs adversely affect the economic terms of the Notes because, if they were lower, the economic terms of the Notes would be more favorable to you. The economic terms of the Notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the Notes. See “The estimated value of the Notes would be lower if it were calculated based on our secondary market rate” below.
The estimated value of the Notes was determined for us by our affiliate using proprietary pricing models.
Jefferies LLC derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models at that time. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the 10-Year CMT Rate and interest rates. Jefferies LLC’s views on these inputs and assumptions may differ from your or others’ views, and as an agent in this offering, Jefferies LLC’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the Notes. Moreover, the estimated value of the Notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the Notes for other purposes, including for accounting purposes. You should not invest in the Notes because of the estimated value of the Notes. Instead, you should be willing to hold the Notes to maturity irrespective of the initial estimated value.
Since the estimated value of the Notes is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative pricing model, modifications to this model will impact the estimated value calculation. Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons. In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model. Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula. For example, to the extent a return formula contains leverage, model changes may cause a larger impact on the estimated value of that note than on a similar note without such leverage.
The estimated value of the Notes would be lower if it were calculated based on our secondary market rate.
The estimated value of the Notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the Notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that Jefferies LLC will use in determining the value of the Notes for purposes of any purchases of the Notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the Notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the interest that is payable on the Notes.
Because there is not an active market for traded instruments referencing our outstanding debt obligations, Jefferies LLC determines our secondary market rate based on the market price of traded instruments referencing our debt obligations, but subject to adjustments that Jefferies LLC makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our creditworthiness as adjusted for discretionary factors such as Jefferies LLC’s preferences with respect to purchasing the Notes prior to maturity.
The estimated value of the Notes is not an indication of the price, if any, at which Jefferies LLC or any other person may be willing to buy the Notes from you in the secondary market.
Any such secondary market price will fluctuate over the term of the Notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the Notes than if our internal funding rate were used. In addition, any secondary market price for the Notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the Notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the Notes will be less than the Issue Price.
The price at which the Notes may be resold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.
Some of these factors include, but are not limited to: (i) changes in the level of the 10-Year CMT Rate, (ii) volatility of the 10-Year CMT Rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the Notes will be affected by the other factors described in the preceding sentence. In addition, as indicated above, the proprietary derivative-pricing model we employ to value the Notes may change, which could have a significant impact on valuation of the Notes. Each of these factors can lead to significant adverse changes in the market price of securities like the Notes.
We may sell an additional aggregate face amount of the Notes at a different issue price.
At our sole option, we may decide to sell additional aggregate face amounts of the Notes subsequently to the date of this pricing supplement. The issue price of the Notes in the subsequent sale may differ substantially (higher or lower) from the Issue Price you paid. There is no stated limit on of the additional face amounts of the Notes we may sell.
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Jefferies LLC would be willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that will be included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Jefferies LLC, as a result of dealer discounts, mark-ups or other transaction costs.
The Notes will not be listed on any securities exchange and secondary trading may be limited.
The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. Jefferies LLC may, but is not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily, and any redemption by us in part but not in whole may further reduce any liquidity in the Notes that may exist at that time. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Jefferies LLC is willing to transact. If at any time Jefferies LLC were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. You will have no right to require us to redeem the Notes prior to their maturity on July 28, 2036. Accordingly, you should be willing to hold your Notes to maturity.
Conflict-related Risks
Our trading and hedging activities may create conflicts of interest with you.
We or one or more of our subsidiaries, including Jefferies LLC, may engage in trading activities related to the Notes that are not for your account or on your behalf. We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty. These trading and hedging activities may present a conflict of interest between your interest as a holder of the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions for our customers, and in accounts under our management.

10-Year CMT Rate-related Risks
The 10-Year CMT Rate will be affected by a number of factors and may be volatile.
The 10-Year CMT Rate will depend on a number of factors, including, but not limited to: (i) supply and demand of U.S. Treasury securities with a period remaining to maturity roughly equivalent to the applicable index maturity; (ii) sentiment regarding underlying strength in the U.S. and global economies; (iii) sentiment regarding credit quality in U.S. and global credit markets; (iv) central bank policy regarding interest rates; (v) inflation and expectations concerning inflation; (vi) performance of capital markets; and (vii) any statements from U.S. government officials regarding the potential cessation of the U.S. CMT Rate for the applicable index maturity. These and other factors may have a negative effect on the performance of the CMT Rate for the applicable index maturity, which would negatively affect the return on, value of and market for the notes.

The 10-year CMT Rate and the manner in which it is calculated may change in the future.
There can be no assurance that the method by which the 10-Year CMT Rate is calculated will continue in its current form. Any changes in the method of calculation could reduce the 10-Year CMT Rate and may negatively impact the interest payable on the notes.

The 10-year CMT Rate may be determined by the Calculation Agent in its sole discretion or, if it is discontinued or ceased to be published permanently or indefinitely, replaced by a successor or substitute interest rate.
If on an Accrual Determination Date, the 10-Year CMT Rate cannot be determined by reference to the applicable Refinitiv page (or any successor page) at approximately 5:00 p.m., New York City time, then the Calculation Agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for United States Treasury securities at “constant maturity”, will determine the 10-Year CMT Rate for that Accrual Determination Date in its sole discretion.

Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion on or prior to the relevant Accrual Determination Date that the relevant rate for United States Treasury securities at “constant maturity” has been discontinued or that rate has ceased to be published permanently or indefinitely, then the Calculation Agent will use as the 10-Year CMT Rate for that Accrual Determination Date a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate. If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the business day convention, the provisions for determining interest accrual, the definitions of business day, the business day convention and Accrual Determination Dates and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the relevant rate for United States Treasury securities at “constant maturity”, in a manner that is consistent with industry-accepted practices for that substitute or successor rate. Any of the foregoing determinations or actions by the Calculation Agent could result in adverse consequences to the Interest Rate which could adversely affect the return on and the market value of the Notes.

The historical levels of the 10-Year CMT Rate are not an indication of the future levels of the 10-Year CMT Rate.
In the past, the level of the 10-Year CMT Rate has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the 10-Year CMT Rate are not necessarily indicative of future levels. Changes in the levels of the 10-Year CMT Rate will affect the trading price of the Notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the Accrual Provision will be satisfied on any calendar day during the term of the Notes.

You must rely on your own evaluation of the merits of an investment linked to the 10-Year CMT Rate.
In the ordinary course of their businesses, we or our subsidiaries may have expressed views on expected movements in the 10-Year CMT Rate and related interest rates, and may do so in the future. These views or reports may be communicated to our clients and clients of our subsidiaries. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the 10-Year CMT Rate may at any time have views that are significantly different from ours or those of our subsidiaries. For these reasons, you should consult information about the 10-Year CMT Rate and related interest rates from multiple sources, and you should not rely on the views expressed by us or our subsidiaries.

Neither the offering of the Notes nor any views which we or our subsidiaries from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the Notes.

Risks Related to Tax
The Tax Treatment of Your Notes is Uncertain. However, It Would be Reasonable To Treat Your Notes as Variable Rate Debt Instruments for U.S. Federal Income Tax Purposes.
The tax treatment of your Notes is uncertain.  However, it would be reasonable to treat your Notes as variable rate debt instruments for U.S. federal income tax purposes and the issuer intends to so treat the Notes. Under those rules, you generally will be required to account for coupons on the Notes in the manner described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.  If you are a secondary purchaser of the Notes, the tax consequences to you may be different.  Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Notes in your particular circumstances.
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities.
Please see the discussion under “United States Federal Taxation — FATCA Legislation” in the accompanying prospectus supplement for a description of the applicability of FATCA to payments made on your Notes.

HEDGING

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with one or more of our subsidiaries. The terms of these hedging arrangements are determined based upon terms provided by our subsidiaries, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the 10-Year CMT Rate, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes depend in part on the terms of these hedging arrangements.
The hedging arrangements may include hedging related charges, reflecting the costs associated with, and our subsidiaries’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than this amount.
For further information, see “Risk Factors” beginning on page PS-6 of this pricing supplement.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.
The following section is the opinion of Sidley Austin LLP, our counsel to Jefferies Financial Group, Inc.  It applies to you only if you hold your notes as a capital asset for tax purposes.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
■	a dealer in Notes or currencies;
■	a trader in Notes that elects to use a mark-to-market method of accounting for your Notes holdings;
■	a bank;
■	a life insurance company;
■	a tax exempt organization;
■	a partnership;
■	a regulated investment company;
■	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
■	a common trust fund;
■	a person that owns a note as a hedge or that is hedged against interest rate risks;
■	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
■	a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
This section assumes that the Issue Price of the Notes, as determined for U.S. federal income tax purposes, equals the Stated Principal Amount thereof.
Although this section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your Notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your Notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders
This subsection describes the tax consequences to a United States Holder. You are a United States Holder if you are a beneficial owner of notes and you are:
■	a citizen or resident of the United States;
■	a domestic corporation;
■	an estate whose income is subject to U.S. federal income tax regardless of its source; or
■
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. The tax treatment of your Notes is uncertain.  The tax treatment of your Notes will depend upon whether the Notes are properly treated as variable rate debt instruments or contingent payment debt instruments.  This in turn depends, in part, upon whether it is reasonably expected that the return on the Notes during the first half of the notes’ term will be significantly greater or less than the return on the Notes during the second half of the notes’ term. Based on our numerical analysis, we intend to take the position that it is not reasonably expected that the return on the Notes during the first half of the notes’ term will be significantly greater or less than the return on the Notes during the second half of the notes’ term. We accordingly intend to treat your Notes as variable rate debt instruments for U.S. federal income tax purposes.
Except as otherwise noted below under “Alternative Treatments,” the discussion below assumes that the Notes will be treated as variable rate debt instruments for tax purposes.  Under this characterization, you should include the coupon payments on the Notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes.
Our determination that it is not reasonably expected that the return on your Notes during the first half of the notes’ term will be significantly greater or less than the return on your Notes during the second half of the notes’ term is made solely for U.S. federal income tax purposes, and is not a prediction or guarantee as to whether the return on the Notes during the first half of the notes’ term will or will not be significantly greater or less than the return on the Notes during the second half of the notes’ term.
You will generally recognize gain or loss upon the sale, exchange, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time (other than amounts representing accrued and unpaid interest, which will be taxable as such) and your adjusted basis in your notes.  See the discussion under “United States Federal Taxation — United States Holders — Sale, Exchange or Retirement of the Debt Securities” in the accompanying prospectus supplement for more information.
If you purchase the Notes at a discount to the principal amount of the notes, you may be subject to the rules governing market discount as described under “United States Federal Taxation — United States Holders — Market Discount” in the accompanying prospectus supplement. If you purchase the Notes at a premium to the principal amount of the notes, you will be subject to the rules governing premium as described under “United States Federal Taxation — Taxation of Debt Securities — United States Holders — Amortizable Bond Premium” in the accompanying prospectus supplement.
Alternative Treatments. If it is determined that it is reasonably expected that the return on the Notes during the first half of the notes’ term will be significantly greater or less than the return on the Notes during the second half of the notes’ term, the Notes should be treated as a debt instrument subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. In addition, you would be required to construct a projected payment schedule for the Notes and you would make a “positive adjustment” to the extent of any excess of an actual payment over the corresponding projected payment under the notes, and you would make a “negative adjustment” to the extent of the excess of any projected payment over the corresponding actual payment under the notes. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. Any gain you recognize upon the sale, exchange, redemption or maturity of your Notes would be treated as ordinary income and any loss recognized by you at such time would be treated as ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.
It is also possible that the Internal Revenue Service could determine that the Notes should be subject to special rules for Notes that provide for alternative payment schedules if one of such schedules is significantly more likely than not to occur.  If your Notes are subject to those rules, you would generally be required to include the stated interest on your Notes in income as it accrues even if you are otherwise subject to the cash basis method of accounting for tax purposes.  The rules for Notes that provide alternative payment schedules if one of such schedules is significantly more likely than not to occur are discussed under “United States Federal Taxation — United States Holders — Discount Notes — Notes Subject to Early Redemption” in the accompanying prospectus supplement.
You should consult your tax advisor as to the possible alternative treatments in respect of the notes.
Non-U.S. Holders
If you are a non-U.S. Holder, please see the discussion under “United States Federal Taxation — Non-U.S. Holders” in the accompanying prospectus supplement for a description of the tax consequences relevant to you. You are a Non-U.S. Holder if you are the beneficial owner of the Notes and are, for U.S. federal income tax purposes:
●	a nonresident alien individual;
●	a foreign corporation; or
●	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.
Foreign Account Tax Compliance Act
Legislation commonly referred to as “FATCA” generally imposes a gross-basis withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify or supplement these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” (“FDAP”) income. Current provisions of the Code and Treasury regulations that govern FATCA treat gross proceeds from a sale or other disposition of obligations that can produce U.S.-source interest or FDAP income as subject to FATCA withholding. However, under recently proposed Treasury regulations, such gross proceeds would not be subject to FATCA withholding. In its preamble to such proposed regulations, the Treasury Department and the IRS have stated that taxpayers may generally rely on the proposed Treasury regulations until final Treasury regulations are issued. We will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the potential application of FATCA to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., will act as our Agent in connection with the offering of the Notes. Subject to the terms and conditions contained in a distribution agreement between us and Jefferies LLC, the Agent has agreed to use its reasonable efforts to solicit purchases of the Notes. We have the right to accept offers to purchase Notes and may reject any proposed purchase of the Notes. The Agent may also reject any offer to purchase Notes. We or Jefferies LLC will pay various discounts and commissions to dealers of $          per Note depending on market conditions. The Agent may purchase the Notes for sale to certain fee-based advisory accounts and may forgo some or all of their underwriting discounts and commissions. The price for investors purchasing the Notes in these accounts will be reduced by an amount that will be up to such foregone underwriting discounts and commissions.
We may also sell Notes to the Agent who will purchase the Notes as principal for its own account. In that case, the Agent will purchase the Notes at a price equal to the issue price specified on the cover page of this pricing supplement, less a discount. The discount will equal the applicable commission on an agency sale of the Notes.
The Agent may resell any Notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the Agent received from us. If all the Notes are not sold at the initial offering price, the Agent may change the offering price and the other selling terms.
The Agent will sell any unsold allotment pursuant to this prospectus from time to time in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of time of sale, prices relating to the prevailing market prices or negotiated prices.
We may also sell Notes directly to investors. We will not pay commissions on Notes we sell directly.
The Agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act. We have agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act.
If the Agent sells Notes to dealers who resell to investors and the Agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.
The Agent is offering the Notes, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the Notes, and other conditions contained in the distribution agreement, such as the receipt by the Agent of officers’ certificates and legal opinions. The Agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The Agent is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. See “Conflict of Interest” below.
The Agent is not acting as your fiduciary or advisor solely as a result of the offering of the Notes, and you should not rely upon any communication from the Agent in connection with the Notes as investment advice or a recommendation to purchase the Notes. You should make your own investment decision regarding the Notes after consulting with your legal, tax, and other advisors.
We may deliver the Notes against payment therefor in New York, New York on a date that is more than one business day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than one business day from the Pricing Date, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The Notes will be offered at a price equal to 100% of the Stated Principal Amount per Note until the initial pricing date. Thereafter, the Notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices, subject to a maximum price of 100% of the Stated Principal Amount per Note.
Jefferies LLC and any of our other broker-dealer subsidiaries may use this pricing supplement, the prospectus and the prospectus supplements for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. Our subsidiaries may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.
Notice to Prospective Investors in the European Economic Area
This pricing supplement and the accompanying prospectus and prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This pricing supplement and the accompanying prospectus and prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this pricing supplement and the accompanying prospectus and prospectus supplement may only do so with respect to EEA Qualified Investors. Neither the Issuer nor the Agent have authorized, nor do they authorize, the making of any offer of Notes other than to EEA Qualified Investors.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
MiFID II product governance / Professional investors and ECPs only target market - Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (an “EU distributor”) should take into consideration the manufacturer’s target market assessment; however, an EU distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.
Notice to Prospective Investors in the United Kingdom
This pricing supplement and the accompanying prospectus supplement and prospectus have been prepared on the basis that any offer of Notes in the United Kingdom will be made pursuant to one or more of the exceptions set out in Part 1 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATR”). Neither the Issuer nor the Agent have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Issuer or the Agent to publish a prospectus for such offer.
PROHIBITION OF SALES TO UK RETAIL INVESTORS — The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom.  For these purposes, a “retail investor” means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom (“UK MiFIR”); or (ii) not a qualified investor under paragraph 15 of Schedule 1 to the POATR. Consequently no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.
UK MiFIR product governance / Professional investors and ECPs only target market - Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“UK MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “UK distributor”) should take into consideration the manufacturers’ target market assessment; however, a UK distributor subject to the FCA Handbook Product Intervention and Product Governance

Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
Other Regulatory Restrictions in the United Kingdom
The communication of this pricing supplement and the accompanying prospectus and prospectus supplement relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)) or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement and the accompanying prospectus and prospectus supplement relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement and the accompanying prospectus and prospectus supplement or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in China
This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute a public offer of the Notes, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The Notes are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the Notes without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.
Notice to Prospective Investors in Hong Kong
None of the Notes (except for Notes which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong)) (the “SFO”) have been offered or sold and will be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the SFO and any rules made under the SFO or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.
Notice to Prospective Investors in Indonesia
This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell nor a solicitation to buy securities in Indonesia.
Notice to Prospective Investors in Japan
The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law no. 25 of 1948, as amended) (“FIEL”) and, accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit, of any Japanese person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time. For this purpose, a

“Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Malaysia
No action has been, or will be, taken to comply with Malaysian laws for making available, offering for subscription or purchase, or issuing any invitation to subscribe for or purchase or sale of the Notes in Malaysia or to persons in Malaysia as the Notes are not intended by the issuer to be made available, or made the subject of any offer or invitation to subscribe or purchase, in Malaysia. Neither this document nor any document or other material in connection with the Notes should be distributed, caused to be distributed or circulated in Malaysia. No person should make available or make any invitation or offer or invitation to sell or purchase the Notes in Malaysia unless such person takes the necessary action to comply with Malaysian laws.
Notice to Prospective Investors in the Philippines
Any person claiming an exemption under Section 10.1 of the Securities Regulation Code (“SRC”) (or the exempt transactions) must provide to any party to whom it offers or sells securities in reliance on such exemption a written disclosure containing the following information: (1) The specific provision of Section 10.1 of the SRC on which the exemption from registration is claimed; and (2) The following statement must be made in bold face, prominent type: THE SECURITIES BEING OFFERED OR SOLD HEREIN HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE OF THE PHILIPPINES. ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.
Notice to Prospective Investors in Singapore
This pricing supplement and the accompanying prospectus supplement and prospectus has not been and will not be registered as a prospectus under the Securities and Futures Act 2001, as amended (the “SFA”) by the Monetary Authority of Singapore, and the offer of the Notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, none of this pricing supplement nor the accompanying prospectus supplement, prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any Notes may be circulated or distributed, nor may any Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.
It is a condition of the offer that where the Notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:
(i)
a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(ii)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the Notes except:
(A)
to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(B)	where no consideration is or will be given for the transfer;

(C)	where the transfer is by operation of law; or

(D)	as specified in Section 276(7) of the SFA

Notification under Section 309B(1) of the Securities and Futures Act 2001 of Singapore (“SFA”): For the purposes of the Issuer’s obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has

determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are capital markets products other than prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Specified Investment Products (as defined in Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in South Korea
The Notes have not been registered with the Financial Services Commission of Korea for a public offering in Korea. The Notes have not been and will not be offered, sold or delivered directly or indirectly, or offered, sold or delivered to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea, except as otherwise permitted under applicable Korean laws and regulations, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. By the purchase of the Notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the Notes pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in Taiwan
The Notes may be made available outside Taiwan for purchase outside Taiwan by Taiwan resident investors, but may not be offered or sold in Taiwan.
Notice to Prospective Investors in Thailand
The pricing supplement and the accompanying prospectus supplement and prospectus have not been approved by the Thailand Securities and Exchange Commission which takes no responsibility for its contents. Nothing in this pricing supplement and the accompanying prospectus supplement and prospectus nor any action of Jefferies Financial Group Inc. or any of its affiliates constitutes or shall be construed as an offer for sale of any securities, or a solicitation to make an offer for sale of any securities in Thailand or a provision of any securities business requiring license under the SEC Act. This pricing supplement and the accompanying prospectus supplement and prospectus is intended to be read by the addressee only and must not be passed to, issued to, or shown to the public generally.

United Arab Emirates (UAE) (excluding the Dubai International Financial Centre (DIFC) and the Abu Dhabi Global Market (ADGM))

This pricing supplement and the accompanying prospectus supplement and prospectus, and the information contained therein, does not constitute, and is not intended to constitute, a public offer of securities in the United Arab Emirates (“UAE”) and accordingly should not be construed as such. The Notes are only being offered to a limited number of exempt investors in the UAE who fall under one of the following categories of Professional Investors (as set out in Section 3, Chapter 2, Article 5 of the Capital Market Authority (“CMA”) Rulebook): (A) Professional Investors by nature; (B) Professional Investors by services; (C) Professional Investors by residence; or (D) Professional Investors that are undertaking persons.

The Notes have not been approved by or licensed or registered with the UAE Central Bank, the CMA, the Dubai Financial Services Authority, the Financial Services Regulatory Authority or any other relevant licensing authorities or governmental agencies in the UAE (the “Authorities”). The Authorities assume no liability for any investment that the named addressee makes as a Professional Investor. This pricing supplement and the accompanying prospectus supplement and prospectus is for the use of the named addressee only and should not be given or shown to any other person (other than employees, agents or consultants in connection with the addressee’s consideration thereof).

CONFLICT OF INTEREST
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., is a member of FINRA and will participate in the distribution of the Notes. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interests and will be conducted in accordance with the requirements of Rule 5121. Jefferies LLC will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written specific approval of the customer.

LEGAL MATTERS
The validity of the Notes is being passed on for us by Sidley Austin LLP, New York, New York.

EXPERTS
The financial statements of Jefferies Financial Group Inc. as of November 30, 2025 and 2024, and for each of the three years in the period ended November 30, 2025, incorporated by reference in this prospectus supplement from Jefferies Financial Group Inc.’s Annual Report on Form 10-K, and the effectiveness of the Jefferies Financial Group Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

$
Jefferies
Jefferies Financial Group Inc.
Senior Callable Fixed to Floating Rate Range Accrual Notes Linked to the 10-Year CMT Rate due July 28, 2036

PRICING SUPPLEMENT

, 2026